                                             For More Information:
                                              Chris Close
                                              (610) 902-6257
                                              chris.close@airgas.com


               AIRGAS REPORTS RECORD AFTER-TAX CASH FLOW
                       IN FISCAL SECOND QUARTER

               -    After-tax Cash Flow Per Share Up 8% to $.53
               -    EPS Up 7% to $.16
               -    Same-store Sales Down 2.5%

     RADNOR, Pennsylvania, October 28, 1999 - Airgas Inc. (NYSE -
ARG) today reported results for the quarter and six-month period ended September 30, 1999.

     Peter McCausland, chairman and chief executive officer, commented, "Our record cash flow and solid earnings performance are especially noteworthy given the continued weakness in many of our customer segments. Although overall the U.S. economy has been healthy, manufacturing activity, excluding certain `high-tech' sectors, has been weak over the past year. Many of our competitors and vendors are reporting soft sales as well.

     "We were encouraged to see that sales in September improved relative to July and August levels, although it's certainly too early to say that this is the beginning of an upward trend. We continue to aggressively pursue our long-term strategies and remain focused on completing our infrastructure build-out and controlling expenses and capital spending. Our results are a tribute to the hard work and dedication of our people in the field."

     After-tax cash flow (net earnings, excluding special items, plus depreciation, amortization and deferred income taxes) for the quarter was a record $37.7 million, or $.53 per diluted share, compared to $35 million, or $.49 per diluted share, last year. Net earnings were $11.4 million, or $.16 per diluted share, which excludes an after-tax gain of $7.6 million, or $.11 per diluted share, related to the divestiture of operations in Poland and Thailand, versus $10.5 million, or $.15 per diluted share, a year ago. Sales were $387 million compared to $397 million last year.

     After-tax cash flow for the six-month period increased to $72.9 million, or $1.02 per diluted share, compared to $69.9 million, or $.97 per diluted share, last year. Net earnings were $21 million, or $.30 per diluted share, which excludes a net benefit of $.10 per diluted share primarily consisting of the divestiture gain. Net earnings in the prior year, excluding a non-recurring benefit of $.01 per diluted share, were $21.2 million, or $.29 per diluted share. Sales were $767 million compared to $797 million in the prior year.

     Total same-store sales were down 2.5% in the second quarter versus the same period a year ago. Sales in the Distribution segment were down 3.2% reflecting an increase of .4% for gas and rent offset by a 5.7% decline in hardgoods sales. Same-store sales for the Gas Operations segment were up 4.5% for the quarter.

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     Total capital expenditures for the quarter were $16 million versus $35 million in the prior year. Capital spending year-to-date was $31 million versus $57 million last year.

     During the quarter, the Company purchased 536 thousand shares of its common stock at a total cost of $6.8 million. For the first six months of the fiscal year, the company purchased 1.2 million shares at a total cost of $14.3 million. There are approximately six million shares remaining under the current share repurchase authorization.

     The slides to be presented during the Company's earnings teleconference, along with the teleconference replay instructions are available on the Company's Internet site www.airgas.com. The replay will be accessible for one week starting at approximately 11:00AM Eastern Time on Friday, October 29, 1999.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations.


                      Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, sales trends, the Company's ability to control expenses and capital spending, any potential problems relating to Year 2000 matters, and other factors described in the Company's reports, including Form 10-Q dated June 30, 1999, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow.









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
                     AIRGAS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF EARNINGS
             (Amounts in thousands, except per share data)
                              (Unaudited)

                                           Three Months Ended     Six Months Ended
                                             September 30,          September 30,
                                           1999       1998(a)     1999       1998(a)
Net sales:
     Distribution                          $346,973   $354,208    $692,940   $714,761
     Gas Operations                          40,316     42,384      73,842     82,604
          Total net sales                   387,289    396,592     766,782    797,365

Costs and expenses:
     Cost of products sold (excluding
      depreciation and amortization)
        Distribution                        186,647    192,789     375,079    390,140
        Gas Operations                       16,200     17,755      29,035     37,507
     Selling, distribution and
      administrative expenses               129,185    132,509     256,146    262,153
     Depreciation and amortization           22,953     21,748      45,119     43,345
     Special charge (b)                           -          -           -     (1,000)
     Total costs and expenses               354,985    364,801     705,379    732,145

Operating income:
     Distribution                            26,408     26,072      52,668     54,612
     Gas Operations                           5,896      5,719       8,735      9,608
     Special charge (b)                           -          -           -      1,000
          Total operating income             32,304     31,791      61,403     65,220

Interest expense, net                       (14,435)   (15,720)    (28,218)   (30,526)
Other income, net (c)                        15,183        709      15,405        831
Equity in earnings of unconsolidated
 affiliates                                     725      1,222       1,725      1,976
     Earnings before income taxes and
      the cumulative effect of an
      accounting change                      33,777     18,002      50,315     37,501

Income tax expense                           14,865      7,522      21,728     15,746

     Earnings before the cumulative
      effect of an accounting change         18,912     10,480      28,587     21,755

Cumulative effect of an accounting
 change, net of taxes (d)                         -          -        (590)         -

Net earnings                               $ 18,912   $ 10,480    $ 27,997   $ 21,755


Net earnings (excluding special items)(e)  $ 11,353   $ 10,480    $ 21,028   $ 21,180

Per share data:
     Basic earnings per share              $    .27   $    .15    $    .40   $    .31
     Diluted earnings per share            $    .27   $    .15    $    .39   $    .30

Per share data (excluding special items)(e):
     Basic earnings per share              $    .16   $    .15    $    .30   $    .30
     Diluted earnings per share            $    .16   $    .15    $    .30   $    .29

Weighted average shares outstanding:
     Basic                                   69,700     70,000      69,800     70,100
     Diluted                                 71,200     71,700      71,200     71,800

See notes to consolidated financial statements.

Notes to consolidated financial statements:

(a) Certain reclassifications have been made to previously issued financial statements to conform to the current presentation.

(b) Special charges of $1 million ($575 thousand after-tax) for the six months ended September 30, 1998 represent reserve adjustments related to the divestiture of two non-core businesses.

(c) Other income, net, for the three and six months ended September 30, 1999 includes a $14.4 million ($7.6 million after-tax) non-recurring gain resulting from the divestiture of the Company's operations in Poland and Thailand.

(d) Effective April 1, 1999, the Company adopted Statement of
    Position 98-5, "Reporting on the Costs of Start-up Activities." The six months ended September 30, 1999 include a first quarter after-tax charge of $590 thousand for the cumulative effect of an accounting change related to previously capitalized costs from start-up activities.

(e) Net earnings for the three and six months ended September 30, 1999 excluding the first quarter after-tax charge of $590 thousand ($.01 per diluted share) and the second quarter after-tax gain of $7.6 million ($.11 per diluted share). See notes (c) and (d).

    Net earnings for the six months ended September 30, 1998
    excluding the effect of reserve adjustments of $575 thousand after-tax ($.01 per diluted share). See note (b).





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

                     AIRGAS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                        (Amounts in thousands)


                                            (Unaudited)
                                            September 30,   March 31,
                                               1999           1999
ASSETS
Trade accounts receivable, net              $  199,796      $  195,708
Inventories, net                               157,418         154,424
Deferred income tax asset, net                   7,783           7,549
Prepaids and other current assets               21,326          21,161
    TOTAL CURRENT ASSETS                       386,323         378,842

Property, plant and equipment, net             729,811         717,859
Goodwill, net                                  427,846         428,349
Other non-current assets, net                  136,309         173,422
    TOTAL ASSETS                            $1,680,289      $1,698,472

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                     $   71,698      $   85,486
Accrued expenses and
 other current liabilities                     106,454         108,295
Current portion of long-term debt                8,875          19,645
    TOTAL CURRENT LIABILITIES                  187,027         213,426

Long-term debt                                 835,015         847,841
Deferred income taxes                          148,586         142,675
Other non-current liabilities                   20,366          23,585

Stockholders' equity                           489,295         470,945
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $1,680,289      $1,698,472
